Exhibit 99.1

PennyMac Financial Services, Inc. INVESTOR UPDATE September 2025

This presentation contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, our future financial results and operations, our business plans, our product offerings, our strategic partnerships, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “project,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. These forward-looking statements include, but are not limited to, statements regarding future changes in interest rates, prepayment rates and the housing market; future loan origination, servicing and production, including future production, operating and hedge expenses; future loan delinquencies, defaults and forbearances; future earnings and return on equity as well as other business and financial expectations. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: interest rate changes; real estate value changes, housing prices and housing sales; changes in macroeconomic, consumer and real estate market conditions; compliance with changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our business; the mortgage lending and servicing-related regulations promulgated by federal and state regulators and the enforcement of these regulations; the licensing and operational requirements of states and other jurisdictions applicable to our business, to which our bank competitors are not subject; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights; our substantial amount of indebtedness; increases in loan delinquencies, defaults and forbearances; foreclosure delays and changes in foreclosure practices; our dependence on U.S. government-sponsored entities and changes in their current roles or their guarantees or guidelines; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant contributor to our mortgage banking business; maintaining sufficient capital and liquidity and compliance with financial covenants; our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria; our obligation to indemnify PMT if our services fail to meet certain criteria or characteristics or under other circumstances; investment management and incentive fees; the accuracy or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations; conflicts of interest in allocating our services and investment opportunities among us and our advised entity; our ability to mitigate cybersecurity risks, cyber incidents and technology disruptions; the development of artificial intelligence; the effect of public opinion on our reputation; our exposure to risks of loss and disruptions in operations resulting from severe weather events, man-made or other natural conditions, including climate change and pandemics; our ability to effectively identify, manage and hedge our credit, interest rate, prepayment, liquidity and climate risks; expanding or creating new business activities or strategies; our ability to detect misconduct and fraud; our ability to pay dividends to our stockholders; and our organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only. 2 FORWARD-LOOKING STATEMENTS

QUARTER-TO-DATE BUSINESS UPDATE

Production Segment[1]

- Segment pretax income already exceeds the total amount reported in 2Q25
  - **Correspondent** margins higher than in 2Q25
  - **Broker direct** margins slightly higher than in 2Q25
  - **Consumer direct** margins lower than in 2Q25, with an increased revenue contribution driven primarily by higher refinance activity

Servicing Segment[1]

- Grew total portfolio to $712 billion in unpaid principal balance (UPB)
- Including hedge costs, net fair value declines on mortgage servicing rights (MSRs) and hedging of $20 million

Fundings (UPB in billions)

	2Q25	3Q25TD[1]
Correspondent acquisitions[2]	$ 29.8	$ 18.8
Broker direct originations	5.3	3.8
Consumer direct originations	2.8	1.8
Total acquisitions / originations	**$ 37.9**	**$ 24.4**

Interest Rate Lock Commitments (UPB in billions)

	2Q25	3Q25TD[1]
Correspondent locks[2]	$ 32.2	$ 18.9
Broker direct locks	7.2	4.9
Consumer direct locks	3.8	3.3
Total locks	**$ 43.1**	**$ 27.1**

We currently expect GAAP return on equity in the third quarter to be in the mid-teens, and operating return on equity to be in the high-teens

(1) Through or as of 8/31/25; portfolio includes loans subserviced for PMT and others
(2) Includes volume fulfilled or locked for PennyMac Mortgage Investment Trust (NYSE: PMT)

3

STRATEGIC UPDATE

STRATEGIC PARTNERSHIP FOR A MODERNIZED MORTGAGE ORIGINATION PROCESS Provides our consumer direct lending operations with a modern, agile platform and leverages our deep network of leading originators across the country to grow the industry’s adoption of Vesta’s LOS 5 Strategic partnership with upside potential as adoption of Vesta’s loan origination system (LOS) grows… Equity Investment and long-term commitment to accelerate Vesta’s growth Mortgage Expertise to drive technology product roadmaps Scale & Distribution as a top producer with 770+ correspondent sellers Next-Generation LOS to provide an exceptional customer experience Open Architecture for easy integration with artificial intelligence and other new technologies Intelligent Automation to streamline workflows and reduce manual tasks with uncompromised quality …with direct influence on the future of critical technology that supports customer growth

Industry-leading capital markets team with significant and efficient whole loan operations and a diversified network of investors and counterparties Growing number of self-employed borrowers, investors, and individuals with unique income streams; we estimate prime non-QM represents approximately 5% of the total origination market, or approximately $70 - $80 billion in UPB annually 6 EXPANDING OUR REACH INTO PRIME NON-QUALIFIED MORTGAGE LOANS Uniquely positioned for success Access to a growing and underserved market Go-to-market strategy September 22, 2025 release date in correspondent production; expected be released in broker direct in 4Q25, and consumer direct in 1Q26 Expanding our market opportunity: unparalleled reliability and innovative technology to support our business partners’ prime non-QM origination efforts